Exhibit 10.1

                                   AGREEMENT

This Agreement (the "Agreement"), dated as of February 24, 2011, is entered into by and between High Plains Gas, Inc., a Nevada corporation (together with its successors, the "Company"), and Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, the "Purchaser").

The parties hereto agree as follows:

1. Purchase and Sale. In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement, Purchaser agrees to purchase (the "Purchase") from the Company, and the Company agrees to issue and sell to Purchaser upon execution of this Agreement (the "Closing Date"), in accordance with Section 3, a warrant in the form attached hereto as ANNEX A (the "Warrant") evidencing rights to purchase from the Company, subject to the terms and conditions set forth in the Warrant, up to an aggregate amount of shares of Common Stock as set forth therein, for a purchase price of One Million Dollars ($1,000,000). Purchaser shall have the right to exercise rights under the Warrant in the manner, and subject to the terms, specified in such Warrant.


2.     Definitions.  As used herein,


(i) "Business Day" means any day on which the Common Stock may be traded on the OTC or, if not admitted for trading on the OTC, any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.


(ii) "Common Shares" means the Common Stock issuable upon exercise of the Warrant and all other shares of Common Stock issuable under the Warrant.


(iii) "Common Stock" means the common stock of the Company, par value $0.001, provided that after a change in control, it shall refer to the most widely held class of equity of the Acquiring Person (as defined below).


(iv) "Material Adverse Effect" means any material adverse effect with respect to (A) the business, properties, assets, operations, results of operations, revenues, prospects or condition, financial or otherwise, of the Company and its subsidiaries taken as a whole, (B) the legality, validity or enforceability of the Agreement, the Warrant, Registration Statement or Prospectus (as defined below), or (C) the Company's ability to perform fully on a timely basis its obligations under the Agreement or the Warrant. Without limiting the foregoing, any breach of Section 5(m) hereof shall be deemed to constitute a Material Adverse Effect.


(v) "OTC" shall be deemed to mean the principal U.S. national securities exchange registered under the Securities Exchange Act of 1934, as



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amended (the "Exchange Act") on which the Common Stock, or such other applicable common stock, is then traded, or if such Common Stock, or such other applicable common stock, is not then listed or admitted to trading on any national securities exchange, then the OTC Bulletin Board.


(vi) "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

3. Closing. The closing of the Purchase (the "Closing") shall be via facsimile on the Closing Date in the manner set forth below. At the Closing, the following deliveries shall be made:

(a) Warrant. The Company shall deliver to Purchaser by hand as Purchaser instructs in writing the duly executed Warrant.


(b) Purchase Price. Purchaser shall cause to be wire transferred to the Company, in accordance with the wire instructions set forth in ANNEX D hereto, One Million Dollars ($1,000,000) in immediately available United States funds.

The deliveries specified in this Section 3 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

4.     [Reserved]

5. Representations and Warranties of the Company. The Company (which for purposes of this Section 5 includes each of its direct and indirect subsidiaries) hereby represents and warrants to Purchaser on the date hereof and on the consummation of each Warrant exercise, as follows:


(a) The Company has authorized the sale and issuance of all shares of Common Stock issuable under the Warrant (the "Offering").


(b) The Company has been duly incorporated and is validly existing in good standing under the laws of the state of Nevada or, after the Closing Date, if another entity has succeeded the Company in accordance with the terms hereof, under the laws of its jurisdiction of incorporation.


(c) Except as otherwise contemplated by this Agreement, the execution, delivery and performance of this Agreement and the Warrant (including the authorization, sale, issuance and delivery of the shares of Common Stock issuable under the Warrant) have been duly authorized by all requisite corporate action and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.



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(d)     This Agreement has been duly executed and delivered by the Company and, when this Agreement is duly authorized, executed and delivered by Purchaser, will be a valid and binding agreement enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity. The issuance of the shares of Common Stock issuable under the Warrant is not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with and will not trigger any antidilution or similar rights that have not been properly waived.


(e) The Company has full corporate power and authority necessary to (i) own and operate its properties and assets, execute and deliver this Agreement, (ii) perform its obligations hereunder and under the Warrant (including, but not limited to, the issuance of the shares of Common Stock issuable under the Warrant) and (iii) carry on its business as presently conducted and as presently proposed to be conducted. The Company and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on
(i) the business affairs, assets, results of operations or prospects of the Company or any of its subsidiaries, or (ii) the transactions contemplated by, or the Company's ability to perform under, this Agreement or the Warrant.


(f) No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Company of this Agreement or the performance by the Company of any of its obligations hereunder and under the Warrant, except for such orders as may be required under federal and state securities laws with respect to the Company's obligations under Section 6 of this Agreement.


(g) Neither the execution and delivery by the Company of this Agreement nor the performance by the Company of any of its obligations hereunder and under the
Warrant:


(i) violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the certificates of incorporation or by-laws of the Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Company or any of its subsidiaries is a party, by which the Company or any of its subsidiaries is bound, or to which any of the



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properties or assets of the Company or any of its subsidiaries is subject, (D)
the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company or any of its subsidiaries is a party or (E) a any rule or regulation of the United States Securities and Exchange Commission (the "SEC") or the OTC; or


(ii) results in the creation or imposition of any lien, charge or encumbrance upon any shares of Common Stock issuable under the Warrant or upon any of the properties or assets of the Company or any of its subsidiaries.


(h) When issued to Purchaser against payment therefor, each share of Common Stock issuable upon each exercise of the Warrant:


(i) will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;


(ii) will be free and clear of any security interests, liens, claims or other encumbrances; and


(iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.


(i) The Company satisfies all continued listing criteria of the OTC Bulletin Board or, if no longer listed on the OTC Bulletin Board, any stock market or exchange on which the Company's Common Stock is listed. No present set of facts or circumstances will (with the passage of time or the giving of notice or both or neither) cause any of the Common Stock to be delisted from the OTC Bulletin Board or, if no longer listed on the OTC Bulletin Board, the applicable market or exchange on which the Company's Common Stock is listed. All of the Common Shares will, when issued, be duly listed and admitted for trading on all of the markets where shares of Common Stock are traded, including the OTC Bulletin Board or, if no longer listed on the OTC Bulletin Board, including the applicable market or exchange on which the Company's Common Stock is listed.


(j) There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates that would affect the execution by the Company of, or the performance by the Company of its obligations under, this Agreement or the Warrant.


(k) Since October 18, 2010, none of the Company's filings with the SEC under the Securities Act of 1933, as amended (the "Securities Act") or under Section 13 or 15(d) of the Exchange Act, including the financial statements, schedules, exhibits and results of the Company's operations and cash flow contained therein (each an "SEC Filing"), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.
Since October 18, 2010, there has not been any pending or, to the best knowledge of the Company, threatened action, suit, proceeding or



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investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries that will or is reasonably likely to result in a Material Adverse Effect except as disclosed in the Company's SEC Filings on or before the date immediately prior to and excluding the date hereof. Since the date of the Company's most recent SEC Filing, there has not been, and the Company is not aware of, any development or condition that is reasonably likely to result in, any change in the condition, financial or otherwise, or in the business affairs, assets, revenues, operations or prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business, which could reasonably be expected to result in a Material Adverse Effect. The Company's SEC Filings made from and including October 18, 2010 to and excluding the Closing Date fully disclose all material adverse information concerning the Company and its subsidiaries.


(l) The offer and sale of the Warrant and of the Common Shares to Purchaser pursuant to this Agreement and the Warrant, as the case may be, will, subject to the accuracy of Purchaser's representations and warranties contained in Section 8 hereof, be made in accordance with an exemption from the registration requirements of the Securities Act and any applicable state law. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to buy or has offered to sell or will offer to sell all or any part of the Common Shares or the Warrant or any other securities to any Person or Persons so as to bring the sale of such Common Shares or the Warrant by the Company within the registration provisions of the Securities Act.


(m) Equivalent Value. As of the Closing Date, the consideration that the Company is receiving from Purchaser is substantially equivalent in value to the consideration Purchaser is receiving from the Company pursuant to this Agreement. As of the Closing Date, under the terms of this Agreement, the Company is receiving fair consideration from Purchaser for the agreements, covenants, representations and warranties made by the Company to Purchaser.


(n) Immediately prior to the Closing Date, the authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share. As of February 15, 2011, (i) 164,403,602 shares of Common Stock were issued and outstanding, and 20,188,327 shares of Common Stock were reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, (ii) 6,000,000 shares of preferred stock were issued and outstanding, (iii) other than as set forth on Schedule 5(n), no convertible notes, or similar securities, were issued and outstanding, and (iv) no shares of Common Stock were held in the treasury of the Company. All of the outstanding shares of Common Stock are, and all shares of capital stock which may be issued pursuant to outstanding stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities. As of the date hereof, except as set forth above, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options,



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warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of the Company were outstanding, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.


(o) Solvency. The sum of the assets of the Company, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent liabilities. The Company has sufficient capital or access to capital with which to conduct its business as presently conducted. The Company has not incurred debt, and does not intend to incur debt, beyond its ability to pay such debt as it matures. For purposes of this paragraph, "debt" means any liability on a claim, and "claim" means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities are computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.


(p) Restatement Notices. As of the date of the Closing, the Company has provided Purchaser with all Restatement Notices (as defined below) required to be delivered following a Restatement.


(q) Application of Takeover Protections. Except for Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, which the Company's board of directors has rendered inapplicable to Purchaser, there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of its state of incorporation that is or would become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant, including, without limitation, as a result of the Company's issuance of the Common Stock issuable under the Warrant and the Purchaser's ownership of the Common Stock issuable under the Warrant.


(r) No Integrated Offering. Neither the Company, nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the Offering to be integrated with prior offerings by the Company for purposes of the Securities Act or the rules and regulations of the SEC or the OTC.



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(s)     Absence of Certain Changes.  Since October 18, 2010, there has been no
Material Adverse Effect.


(t) Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the Offering or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases for the Offering.


(u) Anti-dilution Provisions. There is no anti-dilution provision under any agreement to which the Company is party or to which any assets of the Company are subject that is or would become effective as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement and the Warrant, including, without limitation, as a result of the Company's issuance of the Common Stock issuable under the Warrant and the Purchaser's ownership of the Common Stock issuable under the Warrant.

6.     Registration Provisions


(a) The Company shall use its commercially reasonable efforts to, as promptly as practicable and in any event not later than 5:00 p.m. Eastern Time on April 25, 2011, and at its own expense, file a Registration Statement (as defined below) under the Securities Act covering the resale of all of the Common Shares and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective. Pursuant to the preceding sentence, the Company shall register pursuant to such Registration Statement not less than Six Million (6,000,000) shares of Common Stock (the "Registrable Amount"). The Company shall provide prompt written notice to Purchaser if the SEC elects to review any Registration Statement. The Company shall promptly amend each such Registration Statement (or, if necessary, file a new Registration Statement) at any time that the number of Common Shares issued and issuable under the Warrant exceeds eighty percent (80%) of the number of shares then registered pursuant to such Registration Statement so that the Registrable Amount (as determined on such date) of Common Shares shall be registered and freely tradable. The Company shall provide Purchaser with two (2) Business Days to review and comment on any Registration Statement or amendment thereto prior to filing, and the Company shall not file any Registration Statement that Purchaser reasonably objects to.


(b) Any registration statement filed or required to be filed under the Securities Act in accordance with Section 6(a) hereof, along with any amendments and additional registration statements, is referred to collectively as the "Registration Statement". The Company shall file any Registration Statement on Form S-3, if available, otherwise on another available form and in the meantime use its commercially reasonable efforts to file such Registration Statement on Form S-3 as soon as it is available to the Company. The Company shall provide prompt written notice to Purchaser when the Registration Statement has been declared effective by the SEC.



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(c)     The Company will: (A) use its commercially reasonable efforts to keep the Registration Statement effective until the earlier of (x) the later of (i) the first anniversary of the issuance of the last Common Share that may be issued under the Warrant, or (ii) such time as all of the Common Shares issued or issuable upon exercise of the Warrant can be sold by Purchaser or any of its affiliates immediately without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act ("Rule 144") and (y) the date all of the Common Shares issued or issuable upon exercise of the Warrant shall have been sold by Purchaser and its affiliates (such later period, the "Registration Period"); (B) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the "Prospectus") as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Common Shares by Purchaser or any of its affiliates with the prior written approval of Purchaser and incorporate all such information relating to the plan of distribution as Purchaser may reasonably request, and to use its commercially reasonable efforts to cause such amendment or supplements to the Registration Statement and the Prospectus to be declared effective as soon as practicable after filing; (C) furnish such number of Prospectuses and other documents incident thereto, including any amendment of or supplement to the Prospectus, including all exhibits and financial statements, as Purchaser from time to time may reasonably request; (D) cause all Common Shares to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted; (E) provide a transfer agent and registrar for all Common Shares and a CUSIP number for all Common Shares; (F) otherwise comply in all material respects with all applicable rules and regulations of the SEC, the OTC and any other exchange or quotation service on which the Common Shares are obligated to be listed or quoted under this Agreement; and (G) file the documents required of the Company and otherwise obtain and maintain requisite blue sky clearance in (x) New York and all other jurisdictions in which any of the shares of Common Stock were originally sold and (y) all other states specified in writing by Purchaser, provided, however, that as to this clause (y), the Company shall not be required to qualify to do business or consent to service of process in any state in which it is not now so qualified or has not so consented. Purchaser shall have the right to approve the description of the selling stockholder, plan of distribution and all other references to Purchaser and its affiliates contained in each Registration Statement and Prospectus.


(d) The Company shall furnish to Purchaser upon request a reasonable number of copies of a supplement to or an amendment of any Prospectus as may be necessary in order to facilitate the public sale or other disposition of all or any of the Common Shares by Purchaser or any of its affiliates pursuant to the Registration Statement.


(e) With a view to making available to Purchaser and its affiliates the benefits of Rule 144 and Form S-3 under the Securities Act, the Company covenants and agrees to: (A) make and keep available adequate current public information (within the meaning of Rule 144(c)) concerning the Company, until the earlier of (x) the first (1st) anniversary of the issuance of the last Common Share to be issued under the Warrant and



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(y) such date as all of the Common Shares issued or issuable upon exercise of the Warrant shall have been resold by Purchaser or any of its affiliates; and
(B) furnish to Purchaser upon request, as long as Purchaser owns any Common Shares, (x) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Company, and (z) such other information as may be reasonably requested in order to avail Purchaser and its affiliates of Rule 144 or Form S-3 with respect to such Common Shares.


(f) Notwithstanding anything else in this Section 6, if, at any time during which a Prospectus is required to be delivered in connection with the sale of any Common Share, the Company determines in good faith and upon the advice of its outside counsel that a development has occurred or a condition exists as a result of which the Registration Statement or the Prospectus contains a material misstatement or omission, the Company will immediately notify Purchaser thereof by telephone and in writing. Upon receipt of such notification, Purchaser and its affiliates will immediately suspend all offers and sales of any Common Shares pursuant to the Registration Statement. In such event, the Company will amend or supplement the Registration Statement and the Prospectus or make such filings or public disclosures as promptly as practicable and will take such other steps as may be required to permit sales of the Common Shares thereunder by Purchaser and its affiliates in accordance with applicable federal and state securities laws. The Company will promptly notify Purchaser after it has determined in good faith that such sales have become permissible in such manner and will promptly deliver copies of the Registration Statement and the Prospectus (as so amended or supplemented, if applicable) to Purchaser in accordance with paragraphs (c) and (d) of this Section 6. Notwithstanding the foregoing, unless otherwise required by applicable law, (A) under no circumstances shall the Company be entitled to exercise its right to suspend sales of any Common Shares as provided in this Section 6(f) and pursuant to the Registration Statement more than twice in any twelve (12) month period, (B) the period during which such sales may be suspended (each a "Blackout Period") at any time shall not exceed thirty (30) calendar days, and (C) no Blackout Period may commence less than thirty (30) calendar days after the end of the preceding Blackout Period.


(g) Upon the commencement of a Blackout Period pursuant to this Section 6, Purchaser will notify the Company of any contract to sell, assign, deliver or otherwise transfer any Common Share (each a "Sales Contract") that Purchaser or any of its affiliates has entered into prior to the commencement of such Blackout Period and that would require delivery of such Common Shares during such Blackout Period, which notice will contain the aggregate sale price and quantity of Common Shares pursuant to such Sales Contract. Upon receipt of such notice, the Company will immediately notify Purchaser of its election either to
(i) terminate the Blackout Period and, as promptly as practicable, amend or supplement the Registration Statement or the Prospectus in order to correct the material misstatement or omission and deliver to Purchaser copies of each amended or supplemented Registration Statement and Prospectus in accordance with paragraphs (c) and (d) of this Section 6, or (ii) continue the Blackout Period in accordance with this paragraph. If the Company elects to continue the Blackout Period (or the Company elects to terminate the Blackout Period, but the Blackout Period is not



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terminated before the latest date that Purchaser may consummate the transaction contemplated by the Sales Contract), and Purchaser or any of its affiliates are therefore unable to consummate the sale of Common Shares pursuant to the Sales Contract, the Company will promptly indemnify each Purchaser Indemnified Party (as such term is defined in Section 17(a) below) against any Proceeding (as such term is defined in Section 17(a) below) that each Purchaser Indemnified Party may incur arising out of or in connection with Purchaser's breach or alleged breach of any such Sales Contract, and the Company shall reimburse each Purchaser Indemnified Party for any reasonable costs or expenses (including legal fees) incurred by such party in investigating or defending any such Proceeding.


(h) The Company shall not grant any right of registration under the Securities Act relating to any of its securities to any Person other than Purchaser if such rights conflict with the rights of Purchaser under this Agreement.

7. Limit on Shares Held or Shares Issuable. The Company shall not issue any Common Shares upon exercise of the Warrant, and Purchaser shall not have the right to receive any Common Shares under the Warrant, to the extent the number of shares of Common Shares beneficially owned (calculated in accordance with Rule 13d-3 promulgated under the Exchange Act) by Purchaser after giving effect to any such issuance would exceed nine and nine tenths percent (9.90%) of the aggregate number of shares of Common Stock outstanding (the "Maximum Number"). The Maximum Number shall automatically increase or decrease as the number of shares of Common Stock outstanding increases or decreases such that the Maximum Number shall continue to equal nine and nine tenths percent (9.90%) of the aggregate number of shares of Common Stock outstanding. Unless expressly waived in writing by Purchaser, the Company shall deliver to Purchaser on or before the tenth (10th) day of each calendar month commencing with the month of March 2011 a notice (an "Outstanding Share Notice") stating the aggregate number of shares of Common Stock outstanding as of the last day of the preceding month and the increase (an "Increase") or decrease (a "Decrease"), if any, in the aggregate number of shares of Common Stock from the number of shares reported on the preceding Outstanding Share Notice (or, in the case of the first Outstanding Share Notice, the number of shares of Common Stock outstanding as reported in
Section 5(m)). The Maximum Number shall also be increased on the sixty-fifth
(65th) day after Purchaser delivers a written notice (a "65-Day Notice") to the Company designating a greater Maximum Number. A 65-Day Notice may be given by Purchaser at any time and from time to time on one or more occurrences. Any shares of Common Stock or other consideration (in the form of cash, securities or other assets per share of Common Stock issuable to a holder of shares of Common Stock in connection with a Change of Control (as defined in the Warrant) that would have been issued to Purchaser upon exercise of the Warrant but for one or more of the limitations contained in this Section 7 shall be deferred and shall be delivered to Purchaser promptly and in any event no later than three
(3) Business Days after the date such limitations cease to restrict the issuance of such shares (whether due to an increase in the Maximum Number so as to permit such issuance, the disposition by Purchaser of shares of Common Stock or any other reason) unless Purchaser has withdrawn the applicable Warrant Exercise Notice (as defined in the Warrant).

8. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company on the Closing Date:



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(a)     Purchaser has been duly incorporated and is validly existing under the laws of Bermuda as of the date hereof.


(b) The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite corporate action and no further consent or authorization of Purchaser, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by Purchaser and, when duly authorized, executed and delivered by the Company, will be a valid and binding agreement enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.


(c) Purchaser understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the securities issuable hereunder or under the Warrant.


(d) Purchaser is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.


(e) Purchaser is purchasing the Warrant and the Common Shares issuable thereunder for its own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof in the United States, except pursuant to sales registered under the Securities Act or an exemption therefrom.


(f) Purchaser understands that the Warrant and the Common Shares issuable thereunder are being or will be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying on the truth and accuracy of, and Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Warrant and the Common Shares issuable thereunder.


(g) Purchaser has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction. It recognizes that its investment in the Company involves a high degree of risk.


(h) Purchaser acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and investment and tax advisors. Purchaser is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

(i) Purchaser and its advisors (and its counsel), if any, have been furnished with the Company's SEC Documents and any and all other materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision. Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Purchaser understands that its investment involves a high degree of risk. Purchaser is in a position regarding the Company, which, based upon economic bargaining power, enabled and enables Purchaser to obtain information from the Company in order to evaluate the merits and risks of this investment. Purchaser has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to this transaction.


(j) Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities offered hereby.


(k) Purchaser is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any "Affiliate" of the Company (as that term is defined in Rule 405 of the Securities Act).


(l) Purchaser's trading activities with respect to the Company's Common Stock shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market on which the Company's Common Stock is listed or traded.


(m) Purchaser represents and warrants to the Company that at no time on or after January 1, 2011 and prior to the date of this Agreement has any of Purchaser, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) "short sale" (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.


(n) Neither the inquiries described above, nor any other due diligence investigations conducted by Purchaser or its advisors, if any, or its representatives nor any of the representations made by Purchaser herein, shall modify, amend or affect Purchaser's right to rely on the Company's representations and warranties contained in this Agreement.

9.     Future Equity Issuances.


(a) If the Company engages or participates in (or intends to engage or participate in) any discussions with any Person regarding any sale or issuance to any Person (other than Purchaser or its affiliates) of any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of the Company's capital stock subsequent to the Closing Date or the closing of any exercise of the Warrant, other than an Excluded Issuance (a "Future Equity Issuance"), the Company shall promptly notify Purchaser that the Company intends to effect a Future Equity Issuance.


(b) "Excluded Issuance" means any of the following: (A) issuances pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Common Stock, (B) sales or issuances to employees, consultants or directors of the Company directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements related to compensation for services in effect on the date of this Agreement, (C) issuances upon the exercise of any options or warrants to purchase capital stock outstanding on the date hereof, in each case in accordance with the terms of such options, warrants or securities in effect on the date hereof, or (D) Common Shares issued or issuable under the Warrant.


(c) No Integrated Offering. Notwithstanding the foregoing, the Company shall ensure that no Person acting on its behalf shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security that may be integrated with the Offering for purposes of the Securities Act or the rules and regulations of the SEC or the OTC.

10. Covenants of the Company. The Company covenants and agrees with Purchaser as follows:


(a) For so long as any Common Stock is issuable upon exercise of the Warrant and for a period of one (1) year thereafter, the Company will (i) following the date on which any Registration Statement has been declared effective, maintain the effectiveness of such Registration Statement, (ii) maintain the eligibility of the Common Stock for listing on the OTC Bulletin Board or any National Exchange; (iii) regain the eligibility of the Common Stock for listing or quotation on all markets and exchanges including the OTC Bulletin Board in the event that the Common Stock is delisted by the OTC Bulletin Board or any other applicable market or exchange; (iv) obtain a listing on a market or exchange if the Common Stock is delisted by the OTC Bulletin Board; and (v) cause the representations and warranties contained in Section 5 to be and remain true and correct.


(b) If a Restatement occurs, the Company shall deliver to Purchaser a Restatement Notice within three (3) Business Days of such Restatement.


(c) The Company will provide Purchaser with a reasonable opportunity, which shall not be less than two (2) full Business Days, to review and comment on any public disclosure by the Company of information regarding this Agreement and the transactions contemplated hereby, before such public disclosure.


(d) The Company will make all filings required by law with respect to the transactions contemplated hereby.

(e) The Company will comply with the terms and conditions of the Warrant as set forth in the Warrant.


(f) The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to effect the issuance of all Common Shares.


(g) The Company shall, within one (1) Business Day after and excluding any Closing Date, publicly distribute a press release disclosing the material terms of such Closing and shall, within three (3) Business Days after and excluding such event file a report with the SEC on Form 8-K with respect to the same.


(h) The Company shall use its commercially reasonable efforts to cause the Common Shares to be eligible for book-entry transfer through The Depository Trust Company (or any successor thereto) as soon as practicable after the date of this Agreement and thereafter to use its commercially reasonable efforts to maintain such eligibility.


(i) The Company shall cooperate promptly and in good faith to assist with any assignment, pledge, hypothecation or transfer of the Common Shares or the Warrant, including without limitation making its representatives available for discussions with lenders and assignees and promptly processing requests to retitle the Common Shares or the Warrant, including without limitation providing any reasonably requested documentation or certifications.

11.     [Reserved].

12.     Restatements.


(a) If a Restatement occurs at any time following any Closing Date or the closing of any exercise of the Warrant, the Company shall deliver to Purchaser and each Holder (as defined in each such Warrant) a written notice in the form attached hereto as ANNEX B (a "Restatement Notice") within three (3) Business Days of each Restatement, stating the date on which a Restatement has occurred and including the documents in which the Restatement was publicly disclosed; and the Warrant Price shall be reduced as set forth in the Warrant


(b) "Restatement" means the earlier of (x) the announcement by the Company of its intention to restate any portion of the Company Financial Statements and
(y) the actual restatement by the Company of any portion of the Company Financial Statements.


(c) "Company Financial Statements" means all financial statements (including the notes thereto) and earnings releases filed by the Company with (or furnished by the Company to) the SEC or publicly announced by the Company.

13.     [Reserved]


(a)     .

14.     [Reserved].

15. Fees and Expenses. Each of Purchaser and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to, the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement. Notwithstanding the foregoing, the Company shall pay all fees and expenses associated with the Registration Statement, including, without limitation, all fees and expenses associated with any filing with OTC Bulletin Board, if applicable.

16.     Non-Performance.

If the Company, at any time, shall fail to deliver the shares of Common Stock to the Purchaser required to be delivered upon the exercise of the Warrant, in accordance with the terms and conditions of the Warrant, for any reason other than the failure of any condition precedent to the Company's obligations hereunder or the failure by Purchaser to comply with its obligations hereunder, then the Company shall (without limitation to Purchaser's other remedies at law or in equity):


(a) indemnify and hold Purchaser harmless against any loss, claim or damage arising from or as a result of such failure by the Company (regardless of whether any of the foregoing results from a third-party claim or otherwise); and


(b) reimburse Purchaser for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Purchaser in connection with this Agreement, the Warrant and the transactions contemplated herein and therein (regardless of whether any of the foregoing results from a third-party claim or otherwise).

17.     Indemnification.


(a) Company Indemnification Obligation. The Company hereby agrees to indemnify Purchaser and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a "Purchaser Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Purchaser Indemnified Party in investigating or litigating any such proceeding) regardless of whether any of the foregoing results from a third-party claim or otherwise (all of the foregoing, including associated costs and expenses being referred to herein as a "Proceeding"), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:


(i) any untrue or alleged untrue statement of a material fact in a SEC Filing by the Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by the Company or any of its affiliates or any Person acting on its or their behalf;

(ii) any of the representations or warranties made by the Company herein being untrue or incorrect at the time such representation or warranty was made;


(iii) any breach or non-performance by the Company of any of its covenants, agreements or obligations under this Agreement or the Warrant; and


(iv) any failure to deliver the Common Shares to Purchaser required to be delivered upon exercise of the Warrant, in accordance with the terms and conditions of the Warrant, or failure to deliver the Warrant, in accordance with the terms and conditions of this Agreement, for any reason other than the failure of any condition precedent to the Company's obligations hereunder or thereunder, which condition has not been waived by the Company, or the failure by Purchaser to comply with its obligations hereunder or thereunder, which failure has not been waived by the Company.


(b) Purchaser Indemnification Obligation. Purchaser hereby agrees to indemnify the Company and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon any untrue or alleged untrue statement of a material fact regarding Purchaser that Purchaser provided in writing expressly authorizing such fact to be included in an SEC Filing ("Authorization Letter") by the Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state in such Authorization Letter any material fact necessary in order to make the statements regarding Purchaser, in the light of the circumstances under which they were made, not misleading by Purchaser or any of its affiliates or any Person acting on its or their behalf.


(c)     Conduct of Claims.


(i) Whenever a claim for indemnification shall arise under this Section 17 as a result of a third-party claim, the party seeking indemnification (the "Indemnified Party"), shall notify the party from whom such indemnification is sought (the "Indemnifying Party") in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;


(ii) Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and


(iii) No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 17 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

18. Survival of the Representations, Warranties, etc. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any shares of Common Stock issuable hereunder.

19. Notices. All communications hereunder shall be in writing and delivered as set forth below.


(a) If sent to Purchaser, all communications will be deemed delivered: if delivered by hand, on the day received by Purchaser; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Purchaser, on the date transmitted (provided such facsimile is later confirmed), in each case to the address set forth in ANNEX C hereto (unless otherwise notified in writing of a substitute address).


(b) If sent to the Company, all communications will be deemed delivered: if delivered by hand, on the day received by the Company; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to the Company, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

High Plains Gas, Inc.
3601 Southern Dr
Gillette, WY 82718
Attention:     Chief Financial Officer
Telephone:     (307) 682-7206
Facsimile:     (888) 879-0251

With a copy to:

High Plains Gas, Inc.
3601 Southern Dr

Gillette, WY 82718

Attention:     Brent M. Cook
Telephone:     (307) 686-5030
Facsimile:     (307) 682-7206

With a copy to:

Cutler Law Group PC
3355 W Alabama, Ste 1150
Houston, TX 77098
Attention:  M. Richard Cutler
Telephone:  (713) 888-0040
Facsimile:  (800) 836-0714


(c) To the extent that any funds shall be delivered to the Company by wire transfer, unless otherwise instructed by the Company, such funds should be delivered in accordance with the wire instructions set forth in ANNEX D.


(d) If the Company does not agree and acknowledge or object to the delivery of any Warrant Exercise Notice (as defined in the Warrant), in each case by 5:00 PM, New York time, on the Business Day following the date of delivery of such notice, such non-response by the Company shall be deemed to be agreement and acknowledgment by the Company with the terms of such notice.

20.     Miscellaneous.


(a) The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party's respective attorneys. Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.


(b) This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to
Section 17 hereof, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange
Act) any of the foregoing Persons, and no other Person will have any right or obligation hereunder. The Company may not assign this Agreement. Notwithstanding anything to the contrary in this Agreement, Purchaser may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the shares of Common Stock), in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Agreement and the shares of Common Stock), provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws. No Person acquiring Common Stock from Purchaser pursuant to a public market purchase will thereby obtain any of the rights contained in this Agreement. This Agreement, together with the Warrant, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Except as provided in this Section 20(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.


(c) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court in the Southern District of New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a "Related Proceeding"). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.


(d) Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice. Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.


(e) Purchaser and the Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement and the Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.


(f) Any and all remedies set forth in this Agreement or the Warrant: (i) shall be in addition to any and all other remedies Purchaser or the Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of Purchaser and the Company may elect. The exercise of any remedy by Purchaser or the Company shall not be deemed an election of remedies or preclude Purchaser or the Company, respectively, from exercising any other remedies in the future.


(g) The Company agrees that the parties have negotiated in good faith and at arms' length concerning the transactions contemplated herein, and that Purchaser would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and the Warrant. Except as specifically provided otherwise in this Agreement and the Warrant, the Company's obligations to indemnify and hold Purchaser harmless in accordance with Section 17 of this Agreement are obligations of the Company that the Company promises to pay to Purchaser when and if they become due. The Company shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.


(h) This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Purchaser and the Company expressly stating that such instrument is intended to amend, modify or supplement this Agreement.


(i) Each of the parties will cooperate with the others and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.


(j) For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term "include" or "including" shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.


(k) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.


(l)     Time shall be of the essence in this Agreement.


(m) All dollar ($) amounts set forth herein and in the Warrant refer to United States dollars. All payments hereunder and thereunder will be made in lawful currency of the United States of America.


(n) Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the date first set forth above.

                              HIGH PLAINS GAS, INC.



                              By:
                              Name:
                              Title:



                              FLETCHER INTERNATIONAL, LTD.,
                              by its duly authorized investment advisor, FLETCHER ASSET MANAGEMENT, INC.


                              By:
                              Name:
                              Title:



                              By:
                              Name:
                              Title:
















                          SIGNATURE PAGE TO AGREEMENT